UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)  October 15, 2012

LODGENET INTERACTIVE CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	0-22334	46-0371161
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3900 West Innovation Street, Sioux Falls, SD	57107
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (605) 988-1000

n/a

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.                                        Entry into a Material Definitive Agreement.

On October 15, 2012, LodgeNet Interactive Company (the “Company”) and certain of its subsidiaries entered into a Forbearance Agreement and Second Amendment to Credit Agreement (the “Forbearance Agreement”) with the Participant Lenders (as defined therein), and with Gleacher Products Corp. (as successor to JP Morgan Chase Bank, N.A.), as administrative agent, regarding that certain Credit Agreement, dated as of April 4, 2007 by and among the Company, the banks, financial institutions and other entities party thereto as Lenders and the Agent.

Under the terms of the Forbearance Agreement, each of the Participant Lenders and the Agent agreed to forbear from exercising their respective default-related rights and remedies against the Company and the other Loan Parties under the Credit Agreement, the other Loan Documents and/or applicable law solely to the extent the availability of such remedies arises from certain “Specified Defaults” until the earlier of December 17, 2012 or future defaults under the Credit Agreement (other than the Specified Defaults) and the Forbearance Agreement.  The “Specified Defaults” primarily include the Company’s failure to comply with the required consolidated leverage ratio with respect to the fiscal quarter ended September 30, 2012, and certain other matters specified on Annex A to the Forbearance Agreement.

In consideration of the forbearance, the Company and the other Loan Parties agreed to certain additional terms and conditions, including the following: (a) the retention of a strategic planning officer, (b) the provision of certain specific information regarding the Company and required management conference calls and meetings, as well as monthly and weekly reports, (c) the elimination of certain available baskets for incurring debt, disposing of property, and making investments, and a limitation of $5,000,000 on indebtedness outstanding and secured by permitted liens to finance the acquisition of fixed or capital assets, (d) the limitation of capital expenditures to only those made in the ordinary course and not in excess of $10.5 million, and (e) the requirement that the Company maintain Consolidated EBITDA of at least $4,543,000 for the period beginning October 1, 2012 and ending October 31, 2012 and Consolidated EBITDA of at least $8,701,000 for the period beginning October 1, 2012 and ending November 30, 2012.  In addition, the Forbearance Agreement adjusts certain other covenants and definitions of the Credit Agreement.  The Company is also required to pay certain fees and expenses in connection with the Forbearance Agreement.

This summary is qualified in its entirety by references to the terms of the Forbearance Agreement attached hereto as Exhibit 10.1, which is incorporated herein by reference.

Item 2.03.                                        Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

See Item 1.01 above, the provisions of which are incorporated herein by reference.

Item 7.01. Regulation FD Disclosure.

On October 15, 2012, the Company issued a press release, a copy of which attached hereto as Exhibit 99.1, regarding the Forbearance Agreement.

The Company has deferred the payment of the preferred dividend scheduled to be paid on October 15, 2012 on its 10% Series B cumulative perpetual convertible shares.  The deferred dividend that was scheduled to be paid on October 15, 2012 in the amount of approximately $1.4 million will accrue in accordance with the terms of the preferred stock, and as of the date of this Current Report, the total arrearage on such preferred stock is approximately $1.4 million.

Item 9.01.                                        Financial Statements and Exhibits.

(d) Exhibits

10.1	Forbearance Agreement and Second Amendment to Credit Agreement, dated as of October 15, 2012

99.1	Press release dated October 15, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 16, 2012	By	/s/ James G. Naro
James G. Naro
	Its	Senior Vice President, General Counsel, Secretary and Chief Compliance Officer